EXHIBIT 99.1

TARP/CPP CEO Certification for First Fiscal Year

I, Hugh S. Potts, Jr., certify, based on my knowledge, that:

(i) The compensation committee of First M&F Corporation has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on June 15, 2009, and ending with the last day of the TARP recipient’s fiscal year containing that date, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to First M&F Corporation;

(ii) The compensation committee of First M&F Corporation has identified and limited during the period beginning on June 15, 2009, and ending with the last day of the TARP recipient’s fiscal year containing that date, the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First M&F Corporation and identified any features in the employee compensation plans that pose risks to First M&F Corporation and limited those features to ensure that First M&F Corporation is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed at least every six months during the period beginning on June 15, 2009, and ending with the last day of the TARP recipient’s fiscal year containing that date, the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of First M&F Corporation to enhance the compensation of an employee and has limited those features;

(iv) The compensation committee of First M&F Corporation will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of First M&F Corporation will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of First M&F Corporation;
(B)	Employee compensation plans that unnecessarily expose First M&F Corporation to risks; and
(C)	Employee compensation plans that could encourage the manipulation of reported earnings of First M&F Corporation to enhance the compensation of an employee;

(vi) First M&F Corporation has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) First M&F Corporation has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on June 15, 2009, and ending with the last day of the TARP recipient’s fiscal year containing that date;

(viii) First M&F Corporation has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009, and ending with the last day of the TARP recipient’s fiscal year containing that date;

(ix) The board of directors of First M&F Corporation has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, has provided this policy to Treasury and its primary regulatory agency, and First M&F Corporation and its employees have complied with this policy during the period beginning on June 15, 2009, and ending with the last day of the TARP recipient’s fiscal year containing that date, and that any expenses requiring approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) First M&F Corporation will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009, and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xi) First M&F Corporation will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009, and ending with the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (vii);

(xii) First M&F Corporation will disclose whether First M&F Corporation, the board of directors of First M&F Corporation, or the compensation committee of First M&F Corporation has engaged during the period beginning on June 15, 2009, and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) First M&F Corporation has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on June 15, 2009, and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xiv) First M&F Corporation has substantially complied with all other requirements related to employee compensation that are provided in the agreement between First M&F Corporation and Treasury, including any amendments;

(xv) First M&F Corporation will submit to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 USC 1001).

Date: March 16, 2010

/s/ Hugh S. Potts, Jr.
Hugh S. Potts, Jr.
Chairman and Chief Executive Officer
Principal Executive Officer